Exhibit 99.1

Merrill Lynch Reports Second Quarter Net Earnings of $1.1 Billion, up
 10% from 2003; $1.06 Per Diluted Share; Record First Half Earnings;
             Extends Share Buyback by Another $2 Billion

    NEW YORK--July 13, 2004--Merrill Lynch (NYSE:MER) today reported second quarter net earnings of $1.1 billion, up 10% from $977 million in the 2003 second quarter. Earnings per diluted share were $1.06, compared with $1.00 for the year-ago quarter. The growth in net earnings was driven by Global Private Client and Merrill Lynch Investment Managers, partially offset by lower earnings in Global Markets and Investment Banking. Second quarter net revenues were $5.3 billion, up slightly from the second quarter of 2003. The pre-tax profit margin was 26.4%, up nearly one percentage point from 25.6% in the year-ago quarter.


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    First half net earnings were $2.3 billion, 44% higher than the first six months of 2003, on net revenues that grew 13%, to $11.4 billion. These are record first half earnings for Merrill Lynch. The first half pre-tax profit margin of 27.1% was nearly five percentage points higher than the 22.4% achieved in the first half of 2003. First half annualized return on equity was 15.7%, up from 13.0% in the prior-year period.
    "We navigated well through a progressively more challenging business environment during the second quarter," said Stan O'Neal, chairman and chief executive officer. "The balance and strength of the Merrill Lynch franchise was evident as we increased our earnings from the strong year-ago quarter. These results demonstrate that our focus on diversification, discipline and profitability has created a company that can consistently deliver solid earnings.
    "We are confident we can achieve further growth and are continuing to invest in key opportunities across our businesses. While the market environment has become more challenging near-term, our franchise is well-positioned to deliver superior service to our clients and strong financial performance in various operating environments."

    Business Segment Review:

    Prior Year September 11-Related Net Recovery

    The September 11-related net recovery in the 2003 second quarter included a partial pre-tax insurance reimbursement of $75 million, offset by September 11-related costs of $14 million. The insurance reimbursement represented a partial business interruption settlement for GMI and was recorded as a reduction of expenses in that segment. The costs were related to ongoing refurbishment of the World Financial Center and were recorded in the Corporate segment.


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

    Global Markets and Investment Banking (GMI)

    GMI performed well during the quarter despite a progressively more challenging business environment in the second quarter of 2004. A sharp decline in capital markets activity levels and volatility in June, amid rising interest rates and geopolitical uncertainties, affected largely the Global Markets area of the business segment. Investment Banking continued to post higher quarterly net revenues and improved its market position in the 2004 first half.

    -- GMI's second quarter pre-tax earnings were $1.0 billion, down 7% from the year-ago quarter, driven by net revenues that decreased 7%, to $2.7 billion, lower expenses and the absence of the September 11-related recoveries. GMI's second quarter pre-tax profit margin was 37.2%, up more than two and a half points from the prior-year second quarter, excluding the September 11-related recoveries in that quarter, and from the first quarter of 2004.

    -- Global Markets net revenues decreased 16% from the 2003 second quarter and 22% from the 2004 first quarter, driven by lower net trading revenues in both debt and equity markets. The decline in debt markets net revenues, compared with both the first and prior year quarters, was driven primarily by lower revenues in interest rate trading as well as credit products, partially offset by increased revenues in the global principal investing and secured financing business. Equity markets net revenues decreased from the prior-year quarter and sequentially due to lower cash and equity-linked trading revenues, partially offset by higher revenues in equity financing and services, which are areas where Merrill Lynch has and will continue to invest.

    -- Investment Banking showed strength in the period with net revenues increasing 31% from the year-ago quarter and up slightly from the first quarter. Compared with the second quarter of 2003, both debt and equity origination and merger and acquisition advisory revenues grew with increased market and client activity.

    -- GMI's year-to-date pre-tax earnings were $2.1 billion, up 16% from the prior year period, on net revenues that rose 11%, to $5.9 billion. The year-to-date pre-tax profit margin was 35.7%, compared with 34.0% in the first half of 2003.

    Global Private Client (GPC)

    GPC's diverse franchise and deep client relationships enabled this business to achieve a strong year-over-year increase in revenues and pre-tax earnings, despite the progressively slowing market environment in the second quarter. GPC increased its Financial Advisor force for the fourth consecutive quarter, underscoring management's confidence in the long-term growth prospects for advice-based wealth management services.


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

    -- GPC's second quarter pre-tax earnings of $444 million were up 39% from the year-ago quarter as net revenues increased 13%, to $2.4 billion. Compared with the second quarter of last year, GPC significantly increased its fee-based and recurring revenues, driven by higher asset values and net inflows into annuitized products. Commission revenues also increased meaningfully over the same period. GPC's pre-tax profit margin was 18.5%, up over three percentage points from the 2003 second quarter. These results included an increase in credit provisions for small business lending and higher litigation costs. Compared with the 2004 first quarter, GPC's pre-tax earnings declined by 13% due primarily to lower transaction-based revenues and the provisions described above.

    -- Through competitive recruitment and new trainee hiring, GPC's Financial Advisor force grew by nearly 300, to 14,000 globally. Year-to-date turnover of FA's, including top-producing FA's, remained at low levels.

    -- Total assets in GPC accounts increased 10% from the year-ago quarter, to $1.3 trillion. Net inflows into annuitized products, including net new money and funds transferred into annuitized products from existing accounts, were $8 billion during the quarter, bringing the year-to-date total to $22 billion.

    -- GPC continues to expand its range of innovative products for clients, launching the new Merrill+(SM) VISA(R) credit card nationwide during the second quarter. Additionally, GPC's strong line-up of products and services was recognized by SmartMoney magazine which once again ranked Merrill Lynch #1 "full-service broker" in its annual survey.

    -- For the first half of 2004, GPC's pre-tax earnings were $954 million, up 68% from the year-ago period, on net revenues that rose 16%, to $4.9 billion. GPC's year-to-date pre-tax profit margin was 19.5%, up over six percentage points from the year-ago period.

    Merrill Lynch Investment Managers (MLIM)

    MLIM continued its strong earnings performance, posting its fifth consecutive year-over-year improvement in quarterly earnings, and its second strongest quarter in the past two years. MLIM is leveraging its consistently strong investment performance and expanding the distribution of its products while maintaining a disciplined, efficient cost structure.

    -- MLIM's second quarter pre-tax earnings were $110 million, up 77% from $62 million in the second quarter of 2003. Net revenues increased 18%, to $389 million, driven primarily by increased asset values and improvement in the mix of assets under management. The pre-tax profit margin was 28.3%, up nearly ten percentage points from 18.8% in the year-ago period.

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    --  MLIM's relative investment performance continues to exceed management's goals, with more than 70% of global assets under management ahead of their respective benchmarks or medians for the one-, three- and five-year periods ended May 2004.

    -- Assets under management totaled $488 billion at the end of the second quarter. The sequential decline was due principally to net outflows from U.S. institutional cash products as short-term interest rates rose, which more than offset net inflows to equity products.

    -- MLIM's first half pre-tax earnings were $221 million, more than double the prior-year period results, on net revenues that grew 20%, to $801 million. The year-to-date pre-tax profit margin was 27.6%, compared to 15.1% in the first half of 2003.

    Second Quarter Income Statement Review:

    Revenues

    Net revenues were $5.3 billion, up slightly from the year-ago quarter.
    Asset management and portfolio service fees were $1.4 billion, up 18% from the 2003 second quarter. This increase includes higher portfolio servicing fees, a large portion of which are calculated on beginning-of-period asset values, as well as increased investment and fund management fees.
    Commission revenues were $1.2 billion, up 14% from the second quarter of 2003, due principally to higher mutual fund commissions.
    Principal transactions revenues were $630 million, 44% lower than the year-ago quarter, reflecting significantly lower debt and equity trading revenues, as many institutional investors chose to remain on the sidelines amid uncertain markets for debt and equity trading. Global Markets net revenues are better analyzed on an aggregate basis by business; refer to Attachment III for further detail on GMI net revenues.
    Net interest profit was $1.1 billion, up 9% from the 2003 second quarter, in part reflecting increased secured lending activity, partially offset by increased credit provisions in GPC small business lending.


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

    Investment banking revenues were $764 million, 9% higher than the year-ago quarter. These revenues included underwriting revenues of $622 million, up 10% from the year-ago quarter, primarily driven by increased debt origination revenues. Strategic advisory revenues were $142 million, 7% higher than the year-ago quarter, as merger and acquisition activity increased.
    Other revenues were $308 million, up $29 million from the 2003 second quarter due principally to increased revenue from investments, partially offset by lower realized gains on the sales of mortgages.

    Expenses

    On a year-to-date basis, compensation and benefits expenses were 49.5% of net revenues, down from 52.7% in the first half of 2003. Compensation and benefits expenses were $2.6 billion, or 48.8% of net revenues for the second quarter of 2004, compared to 52.2% in the year-ago quarter.
    Overall, non-compensation expenses were $1.3 billion. Excluding the impact of the net recovery related to September 11 in 2003, non-compensation expenses were up 6% from the 2003 second quarter, but down 3% from the 2004 first quarter.
    Details of the significant changes in non-compensation expenses from the second quarter of 2003 are as follows:

    -- occupancy and related depreciation was $202 million, a decline of 9%;

    -- brokerage, clearing, and exchange fees were $214 million, up 27% due in part to the acquisition of a clearing business;

    -- professional fees increased 16%, to $163 million, due principally to increased legal, consulting and recruitment fees;

    -- advertising and market development expenses were $132 million, up 17% due primarily to increased travel and promotional costs related to increased business activity; and

    -- other expenses were $195 million, up 7% due primarily to higher litigation provisions.


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    Merrill Lynch's year-to-date effective tax rate was 24.6%
reflecting the business mix and tax settlements in the second quarter.

    Staffing

    Merrill Lynch's full-time employees totaled 49,300 at the end of the second quarter of 2004, a net increase of 1,100 during the quarter. This increase primarily reflects the acquisitions completed during the quarter as well as the continued hiring of Financial Advisors.

    Stock Repurchase Plan

    As part of its active management of equity capital, Merrill Lynch repurchased 21.8 million shares of its common stock during the second quarter at an average price of $56.19 per share. Through the end of the second quarter, Merrill Lynch had repurchased 30.0 million shares at an average price of $57.57, utilizing $1.7 billion of the $2 billion originally authorized. The Board of Directors has today authorized the repurchase of an additional $2 billion of Merrill Lynch's outstanding common shares.

    Ahmass Fakahany, executive vice president and chief financial officer, will host a conference call today at 10:00 a.m. EDT to discuss the company's 2004 second quarter results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888)
810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers).
On-demand replay of the webcast will be available from approximately 1:00 p.m. EDT today at the same web address.


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

    Merrill Lynch is one of the world's leading financial management and advisory companies with offices in 35 countries and total client assets of approximately $1.5 trillion. As an investment bank, it is a leading global underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets, with assets under management of $488 billion. For more information on Merrill Lynch, please visit www.ml.com.

    Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, anticipated expense levels and financial results, anticipated results of litigation and regulatory proceedings, and other similar matters. A variety of factors, many of which are beyond Merrill Lynch's control, affect the operations, performance, business strategy and results of Merrill Lynch and could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, and certain other additional factors described in Merrill Lynch's 2003 Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.

    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update such statements to reflect the impact of circumstances or events that arise after the date these statements were made. Readers should, however, consult any further disclosures Merrill Lynch may make in its reports filed with the SEC.


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